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                                                                     PaineWebber


Contact:
Jerome B Johnston                                  Jeffrey Z. Taufield
PaineWebber Incorporated                           Kekst and Company
1285 Avenue of the Americas                        437 Madison Avenue
New York, NY 10019                                 New York, NY 10022
212 713-4176                                       212 593-2655
212 713-3447
                                                                    News Release

                                                           FOR IMMEDIATE RELEASE



                   PAINEWEBBER ANNOUNCES ACTIONS TO INCREASE

                   NET ASSET VALUE AND REDUCE VOLATILITY OF

                           SHORT-TERM U.S. GOV'T FUND


NEW YORK, NEW YORK, June 8, 1994 -- PaineWebber Group Inc. announced today that it would take action that is expected to increase the net asset value (NAV) of the Short-Term U.S. Government Income Fund, a mutual fund managed by its investment subsidiary, Mitchell Hutchins Asset Management Inc. PaineWebber also will purchase certain securities that have contributed to recent volatility in the Fund's shares. PaineWebber said that it anticipates and that these purchases will help reduce the Fund's volatility in the future. PaineWebber said that it had also reached an agreement in principle to settle class action litigation that had been brought on behalf of Fund investors.

In a letter issued to the Fund's shareholders today, Mitchell Hutchins said that from late April to the present, the Fund's NAV per share had declined to $2.30. The firm attributed that decline primarily to the "rapid and




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substantial deterioration in the government securities markets as a result of interest rate increases initiated by the Federal Reserve Board in recent months." Mitchell Hutchins stated that "Beyond these unusual market conditions, however, certain of the Fund's securities, albeit government agency or AAA-rated, proved to have had an unacceptable level of volatility, as well as reduced liquidity. These securities, known as non-Planned Amortization Class (non-PAC) interest-only and principal-only (I/O and P/O) securities, contributed about $0.6 of the total decline."

As a result of these circumstances, PaineWebber and Mitchell Hutchins have decided to take the following actions:

         1. Payments expected to approximate $33 million will be made, contingent upon court approval of the proposed class action settlement, for the benefit of current and certain former Fund shareholders who are class members. Cash will be infused into the Fund for the benefit of class members who are shareholders of the Fund at the time of court approval of the settlement, which is expected within 90 days. This is expected to increase the Fund's NAV by about $.06 per share, the approximate amount of the Fund's NAV declined as a result of the non-PAC I/O and P/O securities. Since the Fund's NAV prior to April 28, 1994 (when it was $2.41 or higher)
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                 was not materially affected by these securities, payments will be made to class members who redeemed Fund shares after that time and prior to court approval of the settlement. The exact amount to be received by each redeeming class member will depend upon the date of redemption.

         2. In addition to these payments, PaineWebber will purchase all of the Fund's remaining individual I/O and P/O securities.

In its letter to Fund shareholders, Mitchell Hutchins stated, "These actions have been taken in order to reduce the Fund's volatility and restore shareholders to the position they would have had if the non-PAC I/Os and P/Os had not been purchased and held by the Fund."

Mitchell Hutchins also said that the Fund has requested that Standard & Poor's discontinue its rating of the Fund. The Fund took this action because S&P indicated that it intended to lower the Fund's AAAf rating due to three securities held by the Fund. Mitchell Hutchins noted that two of these securities are rated AAA by either Fitch or Duff & Phelps and the other is a government agency security. Mitchell Hutchins said that the Fund has determined that, in this environment, it is in the best interests of the Fund and its shareholders to continue to hold these securities. The Fund will


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continue to operate under its existing investment guidelines and will continue to own only government issued or guaranteed and AAA-rated securities.

Mitchell Hutchins said that purchases of the Fund's shares will be suspended until court approval of the proposed settlement. Mitchell Hutchins said it took this action "so as not to disadvantage existing Fund shareholders in relation to those who would otherwise benefit from the increase in the NAV following the settlement."

PaineWebber and Mitchell Hutchins said that they believe that these actions are "consistent with the Fund's objectives of achieving the highest level of income consistent with the preservation of capital and low volatility of net asset value. Obviously, PaineWebber cannot guarantee against future market losses, and shareholders must recognize that the Fund will fluctuate in price. Nevertheless, PaineWebber is taking these special measures to demonstrate its commitment to its clients and its investment products."

The PaineWebber Short-Term U.S. Government Income Fund has approximately $1 billion in assets. It primarily invests in mortgage- backed securities that are issued or guaranteed by the U.S. Government, its agencies or instrumentalities, or that are AAA-rated. The portfolio includes investments in collateralized mortgage obligations, adjustable rate mortgage securities and Ginnie Mae, Fannie Mae and Freddie Mac certificates.